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Exhibit 10.3
Conformed Copy

EMPLOYMENT AGREEMENT

        This Employee Employment Agreement ("Agreement") is entered into as of September 15, 2003, between Datamark Inc., a Delaware corporation (the "Company") and Arthur E. Benjamin ("Employee").

WITNESSETH:

        WHEREAS, eCollege, a Delaware corporation ("eCollege"), is acquiring, on the date hereof, all of the issued and outstanding shares of stock of DataMark, Inc. (the "Acquisition") pursuant to a Stock Purchase Agreement, dated as of the date hereof, between eCollege and DataMark, Inc. and its shareholders (the "Purchase Agreement").

        WHEREAS, Employee has been employed, until the date hereof, as an Employee of DataMark, Inc. ("DataMark") pursuant to an agreement dated June 21, 2000 between Employee and DataMark (the "Existing Agreement"); and

        WHEREAS, eCollege the Company wishes to avail itself of the services of Employee for the continued management of the business being acquired, and Employee wishes to accept such employment on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual promises of the parties and for other good and valuable consideration, the parties agree as follows:

        1.     Termination of Existing Agreement. This Agreement terminates and replaces the Existing Agreement, which shall have no further force and effect.

        2.     Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ Employee and Employee accepts such employment for the period commencing upon the Closing Date (as defined in the Purchase Agreement) of the Acquisition (the "Start Date") and ending on December 31, 2004 unless earlier terminated pursuant to Section 5 below (the "Initial Employment Period"). The period of employment will be automatically extended for one year terms on each anniversary of the Start Date unless written notice of the intention not to extend the period of employment is provided by either party not later than 30 days prior to the conclusion of the Initial Employment Period or any extension. During the Initial Employment Period and any subsequent extension (the "Employment Period"), Employee shall render such services to the Company and its Affiliates as the Company may from time to time direct. Employee shall devote his best efforts and substantially all of his business time and attention (except (i) as otherwise specifically permitted herein, (ii) for vacation periods and reasonable periods of illness or other incapacity, (iii) for up to 5% of his business time which may be devoted to outside charitable or civic activities, and (iv) for up to 5% of his business time which may be devoted to investments and other business activities that do not compete with the business and operations of the Company or its Affiliates; including but not limited to service as a director of Franklin Templeton Bank) to the business of the Company and its Affiliates and shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies. Employee shall report to such senior executive officers as the Board of Directors of the Company (the "Board") may direct (such senior executive officers are herein referred to as the "Senior Executives"), and Employee shall faithfully and diligently comply with all of its or their reasonable and lawful directives. For purposes of this Agreement, the term "Affiliate" means any corporation, limited partnership, limited liability company or other entity engaged in the same business as the Company or a related business, which is controlled by or under common control with the Company, and eCollege or any successor.

        3.     Compensation.

          (a)   During the Employment Period, the Company will pay Employee a base salary as described in Schedule A to this Agreement per year, or such higher amount as the Board may in its sole discretion establish from time to time ("Base Salary"). Base Salary will be payable in accordance with the Company's regular payroll practices.

          (b)   In addition, Employee shall be eligible to receive an annual cash bonus (Annual Bonus) based upon the Employee's performance and the financial performance of the Company. Such Annual Bonus shall be determined and paid in accordance with the Company's bonus plan as amended from time to time. The Annual Bonus for the current contract period is described in Schedule A to this Agreement.

          (c)   In addition, Employee shall be eligible to receive an additional one-time bonus ("Bridge Bonus"), which is described in Schedule A to this Agreement.

          (d)   In addition, Employee will receive Share Rights as described in Schedule A to this Agreement.

        4.     Benefits. In addition to the compensation described in Section 3 above, Employee shall be entitled to the following benefits:

          (a)   such health insurance and other benefits as are available from time to time to the Company's salaried employees generally;

          (b)   vacation time, sick leave and personal time in accordance with the Company's vacation and absence policies as are in effect from time to time;

          (c)   reimbursement, upon submission of documentation in accordance with the Company's regular expense policies, for reasonable business expenses incurred on the Company's behalf by Employee;

          (d)   participation in any savings plan, 401(k) plan, profit sharing plan, pension plan or eCollege's 1999 Employee Stock Purchase Plan as is available from time to time to the Company's salaried employees generally;

          (e)   opportunity to participate in all other employee benefit programs from time to time in effect for employees or salaried employees of the Company generally (subject to any contribution therefor generally required of such employees and except to the extent such programs are in a category of benefit otherwise provided to the Employee); and

          (f)    Following termination Employee shall use his best efforts to obtain health care insurance for himself and his spouse through another group plan. In the event Employee's employment terminates within 42 months after the Start Date and Employee does not have other available health care insurance (other than pursuant to his COBRA rights), the Company shall use its best efforts, consistent with the terms of the health insurance plan in effect at the time and state and federal law, to continue to make health care insurance available for Employee and his spouse. In the event it is necessary for Employee to maintain employment with the Company in order to remain eligible for the Company's health care insurance, the Company agrees to retain Employee in a part-time position at minimum wage for the number of hours required to remain eligible, provided that the cost to the Company of such part-time employment does not exceed $10,000 per year. All cost for such health care insurance shall be paid by Employee. It is the parties' intention that Employee and his spouse shall have, to the extent possible under the terms of the health insurance plan and state and federal law and consistent with the limitations set forth above, five years of health care insurance from the Start Date, including insurance pursuant to COBRA if available.

        5.     Termination. Unless earlier terminated pursuant to any of the provisions below, Employee's employment with the Company will continue until December 31, 2004.

          (a)   Death. In the event of Employee's death during the term hereof, the Employee's employment hereunder shall immediately and automatically terminate. All obligations of the Company under this Agreement shall terminate as of the date of death, except salary and benefits accrued through the date of death and the pro rata portions of Employee's Annual Bonus and (in 2004 only) Bridge Bonus for the year in which such death occurs shall be paid to Employee's estate, provided that the Estate executes a release Agreement waiving any claims against the Company, its Affiliates and their officers, directors, agents and employees.

          (b)   Disability. The Company may terminate Employee's employment hereunder, immediately upon notice to Employee, in the event that Employee becomes subject to a Disability. "Disability" shall mean Employee's inability, due to a physical or mental impairment, to perform the essential functions of his position, with or without an accommodation. In the event of such termination, all obligations of the Company under this Agreement will terminate as of the date of such termination, except that Employee shall be entitled to receive salary and benefits accrued through the date of termination and such other compensation as may be payable under applicable disability insurance, if any, provided by the Company to Employee. Employee will also receive the pro rata portions of Employee's Annual Bonus and (in 2004 only) Bridge Bonus for the year in which such termination occurs paid on the regularly scheduled date for payment of the bonus, provided Employee executes a release Agreement waiving any claims against the Company and its Affiliates and their officers, directors, agents and employees.

          (c)   Termination by the Company without Cause/Resignation for Good Reason. The Company may at any time terminate Employee's employment without Cause (as defined below) by giving Employee notice on or before the effective date of termination. In the event of such termination, or if the Employee resigns for Good Reason, the Company shall have an obligation to pay Employee severance pay described on Schedule B to this Agreement, provided that (i) Employee executes a severance and release agreement substantially in the form attached hereto as Schedule C waiving any claims against the Company, its Affiliates and their officers, directors, agents and employees and (ii) provided that in the event that Employee breaches any of the representations, warranties and covenants set forth in Sections 6, 7, 8 or 9 the Company shall have no further obligation to make severance payments of the Base Salary and may pursue all other available remedies against Employee. For the purposes of this Agreement, "Good Reason" shall mean a termination of Employee's employment at Employee's initiative following the occurrence, without Employee's written consent, of one or more of the following events (except in consequence of a prior termination); (i) a reduction in Employee's then current Base Salary or the termination or material reduction of any material employee benefit or perquisite enjoyed by Employee, including eligibility for eCollege Share Rights (other than as part of an across-the-board reduction of such benefits or perquisites applicable to all employees of the Company or integration with eCollege benefit plans in 2005 or thereafter, including a material change or reduction in the target Annual Bonus) or (ii) a material diminution in Employee's duties or title.

          (d)   Termination by the Company for Cause. The Company shall have the right to terminate Employee's employment at any time for any of the following reasons (each of which is referred to herein as "Cause") by giving Employee written notice on or before the effective date of termination,

              (i)  the material breach by Employee of any of the representations, warranties and covenants set forth in Section 6, 7, 8 or 9.

             (ii)  repeated failure of Employee to follow reasonable and lawful directives of the Senior Executives or the Board, which in each case are consistent with the position (or any higher position) which Employee holds as of the date hereof, provided that the Company has given Employee written notice of such failure and Employee has failed to cure such failure within 30 days from the date of such notice;

            (iii)  willful and material violation by Employee of the Company's written policies and procedures for all employees, including but not limited to any policies and procedures regarding harassment and discrimination;

            (iv)  willful and material misconduct by Employee that causes any material injury to the financial condition or business reputation of the Company or an Affiliate;

            (v)   conviction of a felony or of a crime involving the use of illegal drugs, fraud or dishonesty with respect to any aspect of the business of the Company or any Affiliate;

            (vi)  such other reasons as the parties may agree upon in a separate document signed by both parties.

        If the Company terminates Employee's employment for Cause, the Company shall have no further obligations hereunder from and after the date of such termination, other than to pay the Employee Base Salary and benefits (but no part of any bonus) accrued until the date of such termination, and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.

          (e)   Voluntary Termination by Employee. In the event that Employee's employment with the Company is terminated voluntarily by Employee, the Company shall have no further obligations hereunder from and after the date of such termination, Employee will not be entitled to any pro rata portion of any bonus, and the Company shall have all other rights and remedies available under this or any other agreement and at law or in equity.

          (f)    Termination if Acquisition is Not Concluded. This Agreement shall automatically be terminated (as if it had never been in effect) if the Acquisition is terminated in accordance with Article VII of the Purchase Agreement.

        6.     Confidentiality. Employee acknowledges that during the course of his performance of services for the Company he has acquired and will acquire certain confidential information pertaining to the Company and its Affiliates, including, but not limited to, investment plans or strategies, trade secrets, customer lists, customer or consultant contracts and the details thereof, pricing policies, operational methodology, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, and all other information pertaining to the business of the Company or any Affiliate that is not publicly available (collectively, the "Confidential Information"); provided, however, that the term "Confidential Information" shall not include (a) any information which is or becomes publicly available otherwise than through breach of this Agreement, (b) any information which is or becomes known or available to Employee on a nonconfidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee, or (c) any information, techniques, know-how or strategy which Employee can reasonably demonstrate was known to Employee prior to his becoming a member of the Board of Directors of the Company and prior to his commencing work at the Company. Employee shall not, during his employment with the Company, directly or indirectly disclose to any person, except to the Company or its officers and agents or as reasonably required in connection with his duties on behalf of the Company or as required by law or by court order, or use, except on behalf of the Company, any Confidential Information acquired by Employee during his employment, including Confidential Information acquired during employment by the Company prior to the Start Date of this Agreement. Employee shall not, at any time after his employment with the Company has ended, directly or indirectly disclose to any person, any Confidential Information nor use the Confidential Information for any purpose whatsoever except as required by law or by court order. Upon termination of Employee's employment with the Company for any reason or at any time during employment upon the Company's request, Employee shall immediately return to the Company all documents and materials (including software) constituting or relating directly or indirectly to the Confidential Information. Employee acknowledges that all such documents and materials are and shall remain the property of the Company.

        7.     Inventions and Patents. All inventions, innovations or improvements relating to the Company's business or method of conducting business (including new contributions, improvements, ideas and discoveries, whether patentable or not) conceived or made by him during his employment with the Company belong and are hereby assigned to the Company. Employee will promptly disclose such inventions, innovations or improvements to the Board and perform all actions reasonably requested by the Board of Directors of the Company to establish and confirm such ownership (including execution of written assignments).

        8.     Other Businesses. During the Employment Period, Employee shall not during regular business hours, directly or indirectly, become engaged in, render services for, or permit his name to be used in connection with, or counsel or consult with, any business other than the business of the Company and its Affiliates, except as explicitly permitted herein or as reasonably required in connection with his duties on behalf of the Company.

        9.     Noncompetition.

          (a)   During Employee's employment with the Company, Employee shall not directly or indirectly interfere with the relationship between the Company or any Affiliate and any employee (except in furtherance of Employee's duties hereunder). For a period of two years after termination of Employee's employment with the Company for any reason, Employee shall not, on behalf of himself or any other person, directly or indirectly solicit employment from, offer employment to or employ any person who (i) is then currently an employee of the Company or any Affiliate or (ii) during the then preceding 180 days resigns without good reason his or her employment with the Company or any Affiliate without the Company's or such Affiliate's consent, and Employee shall not otherwise interfere, directly or indirectly, with the relationship between the Company or any Affiliate and any employee. Notwithstanding the foregoing, it shall not be a violation of this Agreement for Employee following the six month anniversary of the termination of his employment to make a general advertisement or to hire a former employee responding to such advertisement or who initiates contact with the Employee.

          (b)   During the Employee's employment with the Company and for a period of 2 years thereafter, Employee shall not (except in furtherance of his duties on behalf of the Company), directly or indirectly interfere with the relationship between the Company or any Affiliate and any customer, distributor, vendor or supplier of the Company or any Affiliate. Notwithstanding the foregoing, it shall not be a violation of this provision if Employee becomes an employee of an institution of higher learning and exercises independent judgment whether that institution uses the Company for its services.

          (c)   During Employee's employment with the Company, and for a period of 2 years thereafter, Employee shall not (except in furtherance of his duties on behalf of the Company), directly or indirectly own, control, manage, operate, be employed by, consult with, participate or engage in or otherwise have an interest in, any entity, business or enterprise (regardless of form) which is engaged in direct mail marketing business for institutions of higher education or is otherwise competitive to any business conducted or planned to be conducted by the Company or any Affiliate in any geographic area in which the Company or any Affiliate conducts or plans to conduct such business. Notwithstanding the foregoing covenant, it shall not be deemed a violation of such covenant, if after the termination of his Employment with the Company, Employee is employed by, owns a direct or indirect interest in, or assists in founding, a school or other educational organization, whether or not such school or educational organization is a current or potential customer of the Company and whether or not such school or educational organization uses any direct mail marketing techniques, strategies or forms of advertising, or any other services provided by the Company or its Affiliates.

          (d)   The periods of time during which Employee is prohibited from engaging in such business practices pursuant to this Section 9 shall be extended by any length of time during which Employee is in breach of any such covenants.

          (e)   Employee acknowledges that the restrictive covenants contained within this Section 9 are essential elements of this Agreement, and that, but for the agreement of Employee to comply with such covenants, the Company would not have entered into this Agreement. Employee further acknowledges that the enforcement by the Company of the provisions contained herein will cause no undue hardship to Employee.

          (f)    Nothing contained in this Agreement shall be deemed to prevent or limit the right of Employee to own capital stock or other securities of any corporation which are publicly owned or regularly traded in the over-the-counter market or on any securities exchange or any entity the stock or other securities of which are owned by Employee on the date of execution of this Agreement; provided, however, such investment does not exceed, directly or indirectly, 3% of the issuer's outstanding securities of that class.

          (g)   Employee further acknowledges and agrees that any breach of these obligations and covenants would cause immediate and irreparable harm to the Company and its business for which monetary damages and other legal remedies could not adequately compensate.

          (h)   The Employee expressly acknowledges and agrees that the covenants and agreements set forth in this Section 9 are reasonable in all respects, and necessary in order to protect, maintain and preserve the value and goodwill of the Company, as well as the proprietary and other legitimate business interests of the Company.

        10.   Equitable Relief. In the event of a breach or threatened breach by the Employee of any of the provisions of Sections 6, 7, 8 or 9 of this Agreement, the Employee hereby consents and agrees that the Company shall be entitled to prejudgment injunctive relief or similar equitable relief restraining the Employee from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by the Employee under any of such provisions, without the necessity of showing any actual damage or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have.

        11.   Purchase of Restricted Stock. Employee covenants and agrees that he will purchase restricted stock from the Company (the "Restricted Shares") in the amount and in accordance with the terms of the Stock Purchase Agreement attached hereto as Exhibit 1 (the "Stock Purchase Agreement"), or such greater number of Restricted Shares as Employee and the Company may agree, and Employee's consideration for the receipt of the Restricted Shares shall be paid directly out of the Closing Escrow Amount (as defined in the Purchase Agreement) at the time of closing of the transaction contemplated by the Purchase Agreement.

        12.   General Provisions.

          (a)   Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service, to the recipient at the return address below indicated.

To the Company:	2305 President's Drive Salt Lake City, UT 84120 Attn: Thomas L. Dearden
To Employee:	18 Bel Giorno Ct. Henderson, NV 89011

Or to such address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or if mailed, five days after so mailed.

          (b)   Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision in such jurisdiction or any jurisdiction, or the legality or enforceability of such provision in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein except that any court having jurisdiction shall have the power to reduce the duration, area or scope of such invalid, illegal or unenforceable provision and, in its reduced form, it shall be enforceable.

          (c)   Complete Agreement. This Agreement embodies the complete agreement and understanding between the parties and supersedes any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof.

          (d)   Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by Employee and the Company, except that Employee may not assign any of his rights or obligations under this Agreement. The Company may assign its rights under this Agreement, as security, to any lender to the Company, and in the event of a sale of substantially all of the stock of the Company, or consolidation or merger of the Company into another corporation or entity, or the sale of a substantial portion of the operating assets of the Company to another corporation, entity or person, the Company may assign its rights and obligations under this Agreement to its successor-in-interest, in which event such-successor-in-interest shall be deemed to have acquired all rights and assumed all obligations of the Company hereunder.

          (e)   Choice of Law. All questions concerning the construction, validity and interpretation of this agreement and the exhibits hereto will be governed by and construed in accordance with the laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Utah.

          (f)    Remedies. Both parties recognize that the services to be rendered under this Agreement by Employee are special, unique and extraordinary in character, and that in the event of the breach by Employee of the terms and conditions of this Agreement to be performed by him, or in the event Employee performs services for any person, firm or corporation engaged in a competing line of business with Employer, Employer shall be entitled, if it so elects, to institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain damages to which it is entitled by law for any breach of this Agreement, or to enforce the specific performance thereof by Employee, or to enjoin Employee from performing services for any such other person, firm or corporation in violation of this Agreement.

        Employee agrees that in the event his employment is terminated for any reason, voluntarily or involuntarily, he will immediately return all materials in his possession belonging to Company and any of its Affiliates or Company's and Affiliates' customers to Company and its Affiliates. Materials that must be returned include, but are not limited to, display equipment, supplies, equipment, checks, cash and credit cards.

          (g)   Binding Arbitration. Except with respect to the provisions contained in Sections 6, 7, 8, 9, 10, 11 and 12(f) herein, which shall not be subject to binding arbitration, the Company and Employee agree that all disputes, controversies or claims that may arise between them, including, without limitation, any dispute, controversy or claim as to the interpretation or enforcement of any of the provisions of this Agreement, shall be submitted to binding arbitration in Salt Lake City, Utah in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

          (h)   Amendments and Waivers. Any provision of this Agreement may be amended or waived only with the prior written consent of Employee and the Board.

          (i)    Absence of Conflicting Agreements. Employee hereby warrants and covenants that his employment by the Company does not result in a breach of the terms, conditions or provisions of any agreement to which Employee is subject.

          (j)    Survival. No termination of Employee's employment by either or both parties shall reduce or terminate the covenants and agreements herein which are expressly intended to survive termination of employment.

          (k)   Interpretation. Captions and headings used herein are for convenience only, do not constitute a part of this Agreement, and shall not be considered in construing this Agreement. Unless the context otherwise requires, all article, section or subsection cross-references are to articles, sections or subsections within this Agreement. As used herein, the term "person" shall include an individual, corporation, partnership, venture, proprietorship, trust, benefit plan or other entity or enterprise.

          (l)    Counterparts. This Agreement may be executed in counterparts, each of which individually shall be deemed an original, but all of which collectively shall constitute the same instrument.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered on the date and year first above written.

"Company"	Datamark Inc.
	By:	/s/ THOMAS L. DEARDEN
		Name:	Thomas L. Dearden
		Title:	Secretary and COO
"Employee"	/s/ ARTHUR E. BENJAMIN ARTHUR E. BENJAMIN

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  Exhibit 10.3 Conformed Copy